Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road · Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
www.creditacceptance.com
NEWS RELEASE

FOR IMMEDIATE RELEASE	Date:	February 16, 2006

	Investor Relations:	Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

	Pink Sheets Symbol:	CACC
CREDIT ACCEPTANCE ANNOUNCES:
INCREASE OF REVOLVING WAREHOUSE FACILITY TO $325 MILLION
Southfield, Michigan – February 16, 2006 – Credit Acceptance Corporation (Pink Sheets: CACC) (the “Company”) announced today that it has added an additional participant and increased the amount of its revolving warehouse facility from $200 million to $325 million. The maturity date of this facility has been extended to February 14, 2007. Under this facility, the Company may contribute dealer loans to a wholly owned special purpose entity and receive 75% of the net book value of the dealer loans in non-recourse financing which bears interest at a floating rate equal to the commercial paper rate plus 65 basis points. As of February 14, 2006, the Company had $104.5 million outstanding on the facility.
Modified Dutch Auction Tender Offer
As previously announced, the Company has commenced a modified dutch auction tender offer to purchase up to 5,000,000 shares of its outstanding common stock at a price per share of not less than $21.00 and not more than $25.00. The tender offer will expire at 5:00 p.m., Eastern Standard Time, Monday, March 13, 2006, unless extended by Credit Acceptance. Credit Acceptance’s obligation to purchase is subject to the conditions set forth in the offer to purchase and letter of transmittal documents being sent to shareholders. The Company will be releasing operating and financial results for the three months and year ended December 31, 2005, prior to the expiration of the tender offer.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Credit Acceptance’s common stock. The solicitation of offers to buy Credit Acceptance’s common stock will only be made pursuant to the Offer to Purchase and related materials that Credit Acceptance has distributed to its shareholders. Shareholders are urged to read Credit Acceptance’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission in connection with the tender offer, which includes as exhibits the Offer to Purchase and the related Letter of Transmittal, as well as any amendments or supplements to the Statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and shareholders may obtain them free of charge from the SEC at the SEC’s Website (http://www.sec.gov/) or from Georgeson Shareholder Communications, Inc., the Information Agent for the tender offer, toll free at (888) 219-8475.

Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Pink Sheets under the symbol CACC. For more information, visit www.creditacceptance.com.

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